Exhibit 99.1
Caterpillar Inc.
3Q 2017 Earnings Release

October 24, 2017

FOR IMMEDIATE RELEASE

Caterpillar Reports Third-Quarter 2017 Results
Improving End Markets and Continued Focus on Operational Performance Drive Strong Quarter

	Third Quarter

($ in billions except profit per share)	2017	2016	●	Third-quarter sales and revenues up more than $2 billion from a year ago
Sales and Revenues	$11.4	$9.2	●	Operational performance driving improved results
Profit Per Share	$1.77	$0.48	●	Full-year 2017 sales and revenues outlook about $44 billion
Adjusted Profit Per Share	$1.95	$0.85	●	Full-year profit per share outlook about $4.60 (adjusted profit per share outlook about $6.25)

DEERFIELD, Ill. - Caterpillar Inc. (NYSE: CAT) today announced third-quarter 2017 sales and revenues of $11.4 billion, compared with $9.2 billion in the third quarter of 2016. Third-quarter 2017 profit per share was $1.77, compared with $0.48 per share in the third quarter of 2016. Excluding restructuring costs, third-quarter 2017 adjusted profit per share was $1.95, compared with third-quarter 2016 adjusted profit per share of $0.85.

Caterpillar’s financial position continued to strengthen in the quarter. Machinery, Energy & Transportation (ME&T) operating cash flow was about $600 million during the third quarter, and ME&T’s debt-to-capital ratio improved to 36.1 percent, down from 38.6 percent at the end of the second quarter. The company ended the third quarter of 2017 with an enterprise cash balance of $9.6 billion.
“Higher sales volume and our team's focus on cost discipline resulted in improved profit margins across our three primary segments,” said Caterpillar CEO Jim Umpleby.
2017 Outlook
Caterpillar continues to see strength in a number of industries and regions, including construction in China, on-shore oil and gas in North America, and increased capital investments by mining customers. We are working with our supply chain to increase production levels to satisfy customer demand for those markets that have improved.
In July 2017, Caterpillar provided an outlook range for full-year 2017 sales and revenues of $42 billion to $44 billion, with a midpoint of $43 billion. The company now expects full-year 2017 sales and revenues of about $44 billion.

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For the full year of 2017, Caterpillar now expects profit per share of about $4.60, or adjusted profit per share of about $6.25. The previous outlook for 2017 profit was about $3.50 per share at the midpoint of the sales and revenues outlook, or adjusted profit per share of about $5.00. The company now expects to incur about $1.3 billion of restructuring costs in 2017, a slight increase from the previous outlook of about $1.2 billion. The outlook does not include potential mark-to-market gains or losses related to pension and other postemployment benefit (OPEB) plans. While the final impact will not be known until year end, the impact would be negative to profit based on information as of the end of the third quarter.
“As a result of our team’s strong performance, we are raising our 2017 profit outlook,” continued Umpleby. “We are executing our new strategy for profitable growth based on operational excellence, expanded offerings and services.”

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Notes:

•	Glossary of terms is included on pages 14-15; first occurrence of terms shown in bold italics.

•	Information on non-GAAP financial measures is included on page 16.

•
Caterpillar will conduct a teleconference and live webcast, with a slide presentation, beginning at 10 a.m. Central Time on Tuesday, October 24, 2017, to discuss its 2017 third-quarter financial results. The accompanying slides will be available before the webcast on the Caterpillar website at http://www.caterpillar.com/investors/events-and-presentations.

About Caterpillar:
For more than 90 years, Caterpillar Inc. has been making sustainable progress possible and driving positive change on every continent. Customers turn to Caterpillar to help them develop infrastructure, energy and natural resource assets. With 2016 sales and revenues of $38.537 billion, Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. The company principally operates through its three primary segments - Construction Industries, Resource Industries and Energy & Transportation - and also provides financing and related services through its Financial Products segment. For more information, visit caterpillar.com. To connect with us on social media, visit caterpillar.com/social-media.

Caterpillar contact: Corrie Scott, 224-551-4133 (Office), 808-351-3865 (Mobile) or Scott_Corrie@cat.com

Forward-Looking Statements

Certain statements in this press release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “estimate,” “will be,” “will,” “would,” “expect,” “anticipate,” “plan,” “project,” “intend,” “could,” “should” or other similar words or expressions often identify forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance and speak only as of the date they are made, and we do not undertake to update our forward-looking statements.

Caterpillar’s actual results may differ materially from those described or implied in our forward-looking statements based on a number of factors, including, but not limited to: (i) global and regional economic conditions and economic conditions in the industries we serve; (ii) commodity price changes, material price increases, fluctuations in demand for our products or significant shortages of material; (iii) government monetary or fiscal policies; (iv) political and economic risks, commercial instability and events beyond our control in the countries in which we operate; (v) our ability to develop, produce and market quality products that meet our customers’ needs; (vi) the impact of the highly competitive environment in which we operate on our sales and pricing; (vii) information technology security threats and computer crime; (viii) additional restructuring costs or a failure to realize anticipated savings or benefits from past or future cost reduction actions; (ix) failure to realize all of the anticipated benefits from initiatives to increase our productivity, efficiency and cash flow and to reduce costs; (x) inventory management decisions and sourcing practices of our dealers and our OEM customers; (xi) a failure to realize, or a delay in realizing, all of the anticipated benefits of our acquisitions, joint ventures or divestitures; (xii) union disputes or other employee relations issues; (xiii) adverse effects of unexpected events including natural disasters; (xiv) disruptions or volatility in global financial markets limiting our sources of liquidity or the liquidity of our customers, dealers and suppliers; (xv) failure to maintain our credit ratings and potential resulting increases to our cost of borrowing and adverse effects on our cost of funds, liquidity, competitive position and access to capital markets; (xvi) our Financial Products segment’s risks associated with the financial services industry; (xvii) changes in interest rates or market liquidity conditions; (xviii) an increase in delinquencies, repossessions or net losses of Cat Financial’s customers; (xix) currency fluctuations; (xx) our or Cat Financial’s compliance with financial and other restrictive covenants in debt agreements; (xxi) increased pension plan funding obligations; (xxii) alleged or actual violations of trade or anti-corruption laws and regulations; (xxiii) international trade policies and their impact on demand for our products and our competitive position; (xxiv) additional tax expense or exposure; (xxv) significant legal proceedings, claims, lawsuits or government investigations; (xxvi) new regulations or changes in financial services regulations; (xxvii) compliance with environmental laws and regulations; and (xxviii) other factors described in more detail in Caterpillar’s Forms 10-Q, 10-K and other filings with the Securities and Exchange Commission.

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CONSOLIDATED RESULTS

Consolidated Sales and Revenues
The chart above graphically illustrates reasons for the change in Consolidated Sales and Revenues between the third quarter of 2016 (at left) and the third quarter of 2017 (at right). Items favorably impacting sales and revenues appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting sales and revenues appear as downward stair steps with dollar amounts reflected in parentheses above each bar. Caterpillar management utilizes these charts internally to visually communicate with the company’s board of directors and employees.

Sales and Revenues
Total sales and revenues were $11.413 billion in the third quarter of 2017, an increase of $2.253 billion, or 25 percent, compared with $9.160 billion in the third quarter of 2016. The increase was primarily due to higher sales volume, with about half due to improved end-user demand and about half due to favorable changes in dealer inventories. The improvement in end-user demand was across all regions and most end markets. The favorable change in dealer inventories was primarily due to a decrease during the third quarter of 2016. By segment, the largest sales volume increase was in Construction Industries mostly due to the favorable impact of changes in dealer inventories and higher end-user demand for construction equipment. Sales volume for Resource Industries increased due to the favorable impact of changes in dealer inventories and higher end-user demand for aftermarket parts. Energy & Transportation’s sales volume increased due to higher demand across all applications. Favorable price realization, primarily in Construction Industries, also contributed to the sales improvement. Financial Products’ revenues were about flat.
Sales increased across all regions with the largest increase in North America. Sales improved 27 percent in North America primarily due to higher end-user demand for both equipment and aftermarket parts, as well as favorable changes in dealer inventories. Dealer inventories decreased during the third quarter of 2016 and were about flat in the third quarter of 2017. Asia/Pacific sales increased 31 percent primarily due to higher end-user demand for construction equipment. About half of the sales improvement in Asia/Pacific was in China resulting from increased building construction and infrastructure investment. EAME sales increased 22 percent primarily due to the favorable impact of changes in dealer inventories as dealers decreased inventories in the third quarter of 2016 and increased dealer inventories in the third quarter of 2017. Sales increased 24 percent in Latin America due to stabilizing economic conditions in several countries in the region that resulted in improved end-user demand from low levels.

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Consolidated Operating Profit
The chart above graphically illustrates reasons for the change in Consolidated Operating Profit between the third quarter of 2016 (at left) and the third quarter of 2017 (at right). Items favorably impacting operating profit appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting operating profit appear as downward stair steps with dollar amounts reflected in parentheses above each bar. Caterpillar management utilizes these charts internally to visually communicate with the company’s board of directors and employees. The bar entitled Other includes consolidating adjustments and Machinery, Energy & Transportation other operating (income) expenses.
Operating profit for the third quarter of 2017 was $1.577 billion, compared with $481 million in the third quarter of 2016. The increase of $1.096 billion was primarily due to higher sales volume. Favorable price realization, lower restructuring costs and variable manufacturing costs were partially offset by higher period costs. Price realization was favorable, primarily in Construction Industries.
Variable manufacturing costs were lower primarily due to the favorable impact from cost absorption as inventory increased in the third quarter of 2017 due to higher production volumes and was about flat in the third quarter of 2016. Material costs were slightly unfavorable due to increases in steel prices. Period costs were higher primarily due to higher short-term incentive compensation expense. Despite a significant increase in sales volume, period costs excluding short-term incentive compensation expense were about flat.
Restructuring costs were $90 million in the third quarter of 2017, compared with $324 million in the third quarter of 2016.

Other Profit/Loss Items

▪
Other income/expense in the third quarter of 2017 was income of $64 million, compared with income of $28 million in the third quarter of 2016. The favorable change was primarily a result of gains on the sale of securities.

▪
The provision for income taxes in the third quarter reflects an estimated annual tax rate of 32 percent, which excludes the discrete item discussed in the following paragraph, compared with 25 percent for the third quarter of 2016. The increase is primarily due to higher non-U.S. restructuring costs in 2017 that are taxed at relatively lower non-U.S. tax rates, along with other changes in the geographic mix of profits from a tax perspective.

In addition, a discrete tax benefit of $18 million was recorded for the settlement of stock-based compensation awards with associated tax deductions in excess of cumulative U.S. GAAP compensation expense.
Excluding restructuring costs, gain on the sale of Caterpillar’s equity investment in IronPlanet in the second quarter of 2017, and discrete items, the 2017 estimated annual tax rate is expected to be 29 percent.

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Global Workforce
Caterpillar worldwide, full-time employment was about 96,700 at the end of the third quarter of 2017, about flat with the end of the third quarter of 2016. The flexible workforce increased by about 6,500, primarily due to higher production volumes. In total, the global workforce increased by about 6,100. Since the end of the second quarter of 2017, the global workforce increased about 3,700 to support increasing production volumes.

	September 30
	2017	2016	Increase / (Decrease)
Full-time employment	96,700	97,100	(400)
Flexible workforce	18,200	11,700	6,500
Total	114,900	108,800	6,100

Geographic Summary
U.S. workforce	49,700	46,900	2,800
Non-U.S. workforce	65,200	61,900	3,300
Total	114,900	108,800	6,100

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SEGMENT RESULTS

Sales and Revenues by Geographic Region

(Millions of dollars)	Total	% Change	North America	% Change	Latin America	% Change	EAME	% Change	Asia/ Pacific	% Change
Third Quarter 2017
Construction Industries [1]	$4,854	37%	$2,165	31%	$390	36%	$1,008	28%	$1,291	57%
Resource Industries [2]	1,870	36%	581	28%	329	30%	488	61%	472	29%
Energy & Transportation [3]	3,961	12%	1,928	22%	300	7%	1,166	7%	567	(2)%
All Other Segments [4]	56	100%	30	400%	1	—%	13	160%	12	(29)%
Corporate Items and Eliminations	(28)	—	(25)		(1)		(2)		—
Machinery, Energy & Transportation	$10,713	27%	$4,679	27%	$1,019	24%	$2,673	22%	$2,342	31%

Financial Products Segment	$774	3%	$510	9%	$64	(24)%	$110	9%	$90	(8)%
Corporate Items and Eliminations	(74)		(51)		(5)		(4)		(14)
Financial Products Revenues	$700	—%	$459	5%	$59	(20)%	$106	9%	$76	(14)%

Consolidated Sales and Revenues	$11,413	25%	$5,138	25%	$1,078	20%	$2,779	22%	$2,418	29%

Third Quarter 2016
Construction Industries [1]	$3,554		$1,655		$287		$789		$823
Resource Industries [2]	1,377		454		254		303		366
Energy & Transportation [3]	3,534		1,583		280		1,094		577
All Other Segments [4]	28		6		—		5		17
Corporate Items and Eliminations	(30)		(26)		—		(3)		(1)
Machinery, Energy & Transportation	$8,463		$3,672		$821		$2,188		$1,782

Financial Products Segment	$749		$466		$84		$101		$98
Corporate Items and Eliminations	(52)		(28)		(10)		(4)		(10)
Financial Products Revenues	$697		$438		$74		$97		$88

Consolidated Sales and Revenues	$9,160		$4,110		$895		$2,285		$1,870

1 Does not include inter-segment sales of $32 million and $27 million in third quarter 2017 and 2016, respectively.
2 Does not include inter-segment sales of $86 million and $69 million in third quarter 2017 and 2016, respectively.
3 Does not include inter-segment sales of $877 million and $629 million in third quarter 2017 and 2016, respectively.
4 Does not include inter-segment sales of $89 million and $95 million in third quarter 2017 and 2016, respectively.

Sales and Revenues by Segment

(Millions of dollars)	Third Quarter 2016	Sales Volume	Price Realization	Currency	Other	Third Quarter 2017	$ Change	% Change

Construction Industries	$3,554	$1,002	$291	$7	$—	$4,854	$1,300	37%
Resource Industries	1,377	410	73	10	—	1,870	493	36%
Energy & Transportation	3,534	419	(21)	29	—	3,961	427	12%
All Other Segments	28	28	—	—	—	56	28	100%
Corporate Items and Eliminations	(30)	2	—	—	—	(28)	2
Machinery, Energy & Transportation	$8,463	$1,861	$343	$46	$—	$10,713	$2,250	27%

Financial Products Segment	$749	$—	$—	$—	$25	$774	$25	3%
Corporate Items and Eliminations	(52)	—	—	—	(22)	(74)	(22)
Financial Products Revenues	$697	$—	$—	$—	$3	$700	$3	—%

Consolidated Sales and Revenues	$9,160	$1,861	$343	$46	$3	$11,413	$2,253	25%

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Operating Profit (Loss) by Segment

(Millions of dollars)	Third Quarter 2017	Third Quarter 2016	$ Change	% Change
Construction Industries	$884	$326	$558	171%
Resource Industries	226	(77)	303	n/a
Energy & Transportation	750	572	178	31%
All Other Segments	6	(22)	28	n/a
Corporate Items and Eliminations	(359)	(433)	74
Machinery, Energy & Transportation	$1,507	$366	$1,141	312%
Financial Products Segment	$185	$183	$2	1%
Corporate Items and Eliminations	(37)	(12)	(25)
Financial Products	$148	$171	$(23)	(13)%
Consolidating Adjustments	(78)	(56)	(22)
Consolidated Operating Profit	$1,577	$481	$1,096	228%

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CONSTRUCTION INDUSTRIES

(Millions of dollars)
Sales Comparison
	Third Quarter 2016	Sales Volume	Price Realization	Currency	Third Quarter 2017	$ Change	% Change
Sales Comparison [1]	$3,554	$1,002	$291	$7	$4,854	$1,300	37%

Sales by Geographic Region
	Third Quarter 2017	Third Quarter 2016	$ Change	% Change
North America	$2,165	$1,655	$510	31%
Latin America	390	287	103	36%
EAME	1,008	789	219	28%
Asia/Pacific	1,291	823	468	57%
Total [1]	$4,854	$3,554	$1,300	37%

Segment Profit
	Third Quarter 2017	Third Quarter 2016	$ Change	% Change
Segment Profit	$884	$326	$558	171%

1 Does not include inter-segment sales of $32 million and $27 million in third quarter 2017 and 2016, respectively.

Construction Industries’ sales were $4.854 billion in the third quarter of 2017, compared with $3.554 billion in the third quarter of 2016. The increase was due to higher sales volume and favorable price realization.

▪
About half of the sales volume increase was due to the impact of favorable changes in dealer inventories as inventories decreased significantly in the third quarter of 2016 and increased in the third quarter of 2017. In addition, sales volume improved due to higher end-user demand for construction equipment.

▪	Although market conditions remain competitive, price realization was favorable due to a particularly weak pricing environment in the third quarter of 2016 and previously implemented price increases.
Sales increased across all regions with the largest increases in North America and Asia/Pacific.

▪
In North America, the sales increase was primarily due to a favorable impact of changes in dealer inventories, which decreased in the third quarter of 2016 and were about flat in the third quarter of 2017. Favorable price realization also contributed to increased sales. In addition, end-user demand for construction equipment increased primarily due to improved oil and gas, residential and nonresidential construction activities.

▪
Sales in Asia/Pacific were higher as a result of an increase in end-user demand, primarily in China, stemming from increased building construction and infrastructure investment. Favorable price realization also contributed to increased sales.

▪
Sales increased in EAME primarily due to the favorable impact of changes in dealer inventories, which decreased in the third quarter of 2016 and increased in the third quarter of 2017. Favorable price realization also contributed to increased sales.

▪	Although construction activity remained weak in Latin America, sales were higher as end-user demand increased from low levels due to stabilizing economic conditions in several countries in the region.
Construction Industries’ profit was $884 million in the third quarter of 2017, compared with $326 million in the third quarter of 2016. The increase in profit was primarily due to higher sales volume and favorable price realization, partially offset by unfavorable period costs. The increase in period costs was due to higher short-term incentive compensation expense.

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RESOURCE INDUSTRIES

(Millions of dollars)
Sales Comparison
	Third Quarter 2016	Sales Volume	Price Realization	Currency	Third Quarter 2017	$ Change	% Change
Sales Comparison [1]	$1,377	$410	$73	$10	$1,870	$493	36%

Sales by Geographic Region
	Third Quarter 2017	Third Quarter 2016	$ Change	% Change
North America	$581	$454	$127	28%
Latin America	329	254	75	30%
EAME	488	303	185	61%
Asia/Pacific	472	366	106	29%
Total [1]	$1,870	$1,377	$493	36%

Segment Profit (Loss)
	Third Quarter 2017	Third Quarter 2016	$ Change	% Change
Segment Profit (Loss)	$226	($77)	$303	n/a

1 Does not include inter-segment sales of $86 million and $69 million in third quarter 2017 and 2016, respectively.

Resource Industries’ sales were $1.870 billion in the third quarter of 2017, an increase of $493 million from the third quarter of 2016. The increase was primarily due to the favorable impact of changes in dealer inventories, an increase in end-user demand for aftermarket parts and favorable price realization. Dealer inventories were about flat in the third quarter of 2017, compared with a decrease in the third quarter of 2016. Dealer deliveries for new equipment increased slightly. Increases in certain commodity prices over the past year, along with continued commodity consumption, have resulted in increased mining activity and the need for maintenance and rebuild activities. Although commodity prices have improved, they remain volatile, but are generally above investment threshold prices, which is a positive for end-user demand.
Resource Industries’ profit was $226 million in the third quarter of 2017, compared with a loss of $77 million in the third quarter of 2016. The improvement was due to higher sales volume, favorable price realization and lower variable manufacturing costs primarily due to cost absorption. Cost absorption was favorable as inventory increased in the third quarter of 2017 to support higher production volumes and was about flat in the third quarter of 2016. Period costs were about flat as an increase in short-term incentive compensation expense was offset by the favorable impact of restructuring and cost reduction actions.

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ENERGY & TRANSPORTATION

(Millions of dollars)
Sales Comparison
	Third Quarter 2016	Sales Volume	Price Realization	Currency	Third Quarter 2017	$ Change	% Change
Sales Comparison [1]	$3,534	$419	($21)	$29	$3,961	$427	12%

Sales by Geographic Region
	Third Quarter 2017	Third Quarter 2016	$ Change	% Change
North America	$1,928	$1,583	$345	22%
Latin America	300	280	20	7%
EAME	1,166	1,094	72	7%
Asia/Pacific	567	577	(10)	(2)%
Total [1]	$3,961	$3,534	$427	12%

Segment Profit
	Third Quarter 2017	Third Quarter 2016	$ Change	% Change
Segment Profit	$750	$572	$178	31%

1 Does not include inter-segment sales of $877 million and $629 million in third quarter 2017 and 2016, respectively.

Energy & Transportation’s sales were $3.961 billion in the third quarter of 2017, compared with $3.534 billion in the third quarter of 2016. The increase was primarily due to higher sales volume across all applications.

▪	Industrial - Sales were higher in all regions, reflecting increased demand for equipment across end-user applications and aftermarket parts.

▪
Oil and Gas - Sales increased in North America due to higher demand for aftermarket parts supporting rebuild activity and for reciprocating engines used in well servicing applications. This was partially offset by a decrease in equipment sold in EAME due to the absence of several large gas compression projects.

▪	Power Generation - Sales increased in North America and EAME due to the timing of projects. Asia/Pacific and Latin America were about flat.

▪	Transportation - Sales were higher in North America for rail services as rail traffic has increased.
Energy & Transportation’s profit was $750 million in the third quarter of 2017, compared with $572 million in the third quarter of 2016. The increase was primarily due to higher sales volume and lower variable manufacturing costs, partially offset by higher period costs. Variable manufacturing costs were favorable primarily due to cost absorption as inventory increased in the third quarter of 2017 to support higher production volumes and was about flat in the third quarter of 2016. The increase in period costs was primarily due to higher short-term incentive compensation expense.

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FINANCIAL PRODUCTS SEGMENT

(Millions of dollars)
Revenues by Geographic Region
	Third Quarter 2017	Third Quarter 2016	$ Change	% Change
North America	$510	$466	$44	9%
Latin America	64	84	(20)	(24)%
EAME	110	101	9	9%
Asia/Pacific	90	98	(8)	(8)%
Total	$774	$749	$25	3%

Segment Profit
	Third Quarter 2017	Third Quarter 2016	$ Change	% Change
Segment Profit	$185	$183	$2	1%

Financial Products’ segment revenues were $774 million in the third quarter of 2017, an increase of $25 million, or 3 percent, from the third quarter of 2016. The increase was primarily due to higher average financing rates in North America and a favorable impact from intercompany lending activity in North America. These favorable impacts were partially offset by lower average earning assets in North America and lower average financing rates in Asia/Pacific.
Financial Products’ profit was $185 million in the third quarter of 2017, compared with $183 million in the third quarter of 2016. The increase was primarily due to higher gains on sales of securities at Insurance Services, increased intercompany lending activity and an increase in net yield on average earning assets. These favorable impacts were mostly offset by an increase in the provision for credit losses at Cat Financial and an increase in selling, general and administrative (SG&A) expenses due to higher short-term incentive compensation expense.
At the end of the third quarter of 2017, past dues at Cat Financial were 2.73 percent, compared with 2.77 percent at the end of the third quarter of 2016. Write-offs, net of recoveries, were $47 million for the third quarter of 2017, compared with $29 million for the third quarter of 2016. The increase in write-offs, net of recoveries, was primarily due to the Latin America and marine portfolios.
As of September 30, 2017, Cat Financial’s allowance for credit losses totaled $343 million, or 1.27 percent of finance receivables, compared with $346 million, or 1.28 percent of finance receivables as of September 30, 2016. The allowance for credit losses at year-end 2016 was $343 million, or 1.29 percent of finance receivables.
Corporate Items and Eliminations
Expense for corporate items and eliminations was $396 million in the third quarter of 2017, a decrease of $49 million from the third quarter of 2016. Corporate items and eliminations include: restructuring costs; corporate-level expenses; timing differences, as some expenses are reported in segment profit on a cash basis; retirement benefit costs other than service cost; currency differences for ME&T, as segment profit is reported using annual fixed exchange rates; cost of sales methodology differences, as segments use a current cost methodology; and inter-segment eliminations.
The decrease in expense from the third quarter of 2016 was primarily due to lower restructuring costs, partially offset by methodology differences and higher short-term incentive compensation expense.

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QUESTIONS AND ANSWERS

Q1:	Can you comment on third-quarter restructuring costs and your 2017 outlook for restructuring costs?

A:
Restructuring costs of $90 million in the third quarter of 2017 were primarily related to programs in Resource Industries and Energy & Transportation. Third-quarter restructuring costs included a LIFO Inventory Decrement Benefit of $29 million related to the closure of the facility in Gosselies, Belgium.

We have incurred $1.011 billion of restructuring costs through the first nine months of 2017 and expect to incur about $1.3 billion for the full year of 2017, an increase from the previous outlook for 2017 restructuring costs of about $1.2 billion.

Q2:	Can you discuss changes in dealer inventories during the third quarter of 2017?

A:
Changes in dealer inventories had a positive impact on sales from the third quarter of 2016 to the third quarter of 2017. Dealer machine and engine inventories increased about $200 million in the third quarter of 2017, compared with a decrease of about $700 million in the third quarter of 2016. During the first nine months of 2017, dealer inventories increased about $100 million, compared with a decrease of about $800 million during the first nine months of 2016.

Q3:	Can you discuss changes to your order backlog by segment?

A:
At the end of the third quarter of 2017, the order backlog was about $15.4 billion, an increase of about $600 million from the end of the second quarter of 2017. Construction Industries’ order backlog increased about $500 million, Resource Industries’ increased about $300 million and Energy & Transportation’s decreased about $200 million.

Compared with the third quarter of 2016, the order backlog increased about $3.8 billion. The increase was across all segments, most significantly in Construction Industries and Resource Industries.

Q4:	Can you comment on expense related to your 2017 short-term incentive compensation plans?

A:
Short-term incentive compensation expense is directly related to financial and operational performance, measured against targets set annually. Third-quarter 2017 expense was about $400 million. No short-term incentive compensation expense was recognized during the third quarter of 2016.

For 2017, our current outlook includes short-term incentive compensation expense of about $1.4 billion. The previous 2017 outlook, issued in July, assumed short-term incentive compensation expense of about $1.3 billion. Full-year 2016 short-term incentive compensation expense was about $250 million, significantly below targeted levels.

Q5:	What price action are you anticipating for 2018?

A:
In late September 2017, we notified our dealers of a price action of 0 to 2 percent worldwide on most machines. This price action will be effective January 2018 and includes adjustments to list prices and merchandising discounts. In conjunction with the planned January price action, Caterpillar will be implementing a structural change to machine pricing that will result in a reduction to list prices with offsetting reductions to merchandising discounts. These price actions are a result of current industry factors and general economic conditions. Details by product will be released to dealers in the near future and will vary across geographic regions and products.

Q6:	In the past, you provided sales and revenues guidance for the following year in the third quarter. Why have you decided not to provide that guidance this year?

A:
Consistent with our new enterprise strategy, we are focused on operational excellence. Our segments are in the process of implementing strategies to drive profitable growth through margin expansion, asset efficiency, expanded offerings and services. We will share more about 2018 in January.

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GLOSSARY OF TERMS

1.
Adjusted Profit Per Share - Profit per share excluding restructuring costs for 2017 and 2016. For 2017, adjusted profit per share also excludes a gain on the sale of an equity investment in IronPlanet recognized in the second quarter.

2.
All Other Segments - Primarily includes activities such as: business strategy, product management and development, and manufacturing of filters and fluids, undercarriage, tires and rims, ground engaging tools, fluid transfer products, precision seals, and rubber sealing and connecting components primarily for Cat® products; parts distribution; distribution services responsible for dealer development and administration including a wholly owned dealer in Japan, dealer portfolio management and ensuring the most efficient and effective distribution of machines, engines and parts; digital investments for new customer and dealer solutions that integrate data analytics with state-of-the-art digital technologies while transforming the buying experience.

3.	Consolidating Adjustments - Elimination of transactions between Machinery, Energy & Transportation and Financial Products.

4.
Construction Industries - A segment primarily responsible for supporting customers using machinery in infrastructure, forestry and building construction applications. Responsibilities include business strategy, product design, product management and development, manufacturing, marketing and sales and product support. The product portfolio includes backhoe loaders, small wheel loaders, small track-type tractors, skid steer loaders, compact track loaders, multi-terrain loaders, mini excavators, compact wheel loaders, telehandlers, select work tools, small, medium and large track excavators, wheel excavators, medium wheel loaders, medium track-type tractors, track-type loaders, motor graders, pipelayers, forestry and paving products and related parts.

5.
Currency - With respect to sales and revenues, currency represents the translation impact on sales resulting from changes in foreign currency exchange rates versus the U.S. dollar. With respect to operating profit, currency represents the net translation impact on sales and operating costs resulting from changes in foreign currency exchange rates versus the U.S. dollar. Currency only includes the impact on sales and operating profit for the Machinery, Energy & Transportation lines of business excluding restructuring costs; currency impacts on Financial Products’ revenues and operating profit are included in the Financial Products’ portions of the respective analyses. With respect to other income/expense, currency represents the effects of forward and option contracts entered into by the company to reduce the risk of fluctuations in exchange rates (hedging) and the net effect of changes in foreign currency exchange rates on our foreign currency assets and liabilities for consolidated results (translation).

6.
Debt-to-Capital Ratio - A key measure of Machinery, Energy & Transportation’s financial strength used by management. The metric is defined as Machinery, Energy & Transportation’s short-term borrowings, long-term debt due within one year and long-term debt due after one year (debt) divided by the sum of Machinery, Energy & Transportation’s debt and shareholders’ equity. Debt also includes Machinery, Energy & Transportation’s long-term borrowings from Financial Products.

7.	EAME - A geographic region including Europe, Africa, the Middle East and the Commonwealth of Independent States (CIS).

8.	Earning Assets - Assets consisting primarily of total finance receivables net of unearned income, plus equipment on operating leases, less accumulated depreciation at Cat Financial.

9.
Energy & Transportation - A segment primarily responsible for supporting customers using reciprocating engines, turbines, diesel-electric locomotives and related parts across industries serving power generation, industrial, oil and gas and transportation applications, including marine and rail-related businesses. Responsibilities include business strategy, product design, product management and development, manufacturing, marketing and sales and product support of turbines and turbine-related services, reciprocating engine-powered generator sets, integrated systems used in the electric power generation industry, reciprocating engines and integrated systems and solutions for the marine and oil and gas industries; reciprocating engines supplied to the industrial industry as well as Cat machinery; the remanufacturing of Cat engines and components and remanufacturing services for other companies; the business strategy, product design, product management and development, manufacturing, remanufacturing, leasing and service of diesel-electric locomotives and components and other rail-related products and services and product support of on-highway vocational trucks for North America.

10.
Financial Products Segment - Provides financing alternatives to customers and dealers around the world for Caterpillar products, as well as financing for vehicles, power generation facilities and marine vessels that, in most cases, incorporate Caterpillar products. Financing plans include operating and finance leases, installment sale contracts, working capital loans and wholesale financing plans. The segment also provides insurance and risk management products and services that help customers and dealers manage their business risk. Insurance and risk management products offered include physical damage insurance, inventory protection plans, extended service coverage for machines and engines, and dealer property and casualty insurance. The various forms of financing, insurance and risk management products offered to customers and dealers help support the purchase and lease of our equipment. Financial Products segment profit is determined on a pretax basis and includes other income/expense items.

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11.	Latin America - A geographic region including Central and South American countries and Mexico.

12.
LIFO Inventory Decrement Benefit - A significant portion of Caterpillar's inventory is valued using the last-in, first-out (LIFO) method. With this method, the cost of inventory is comprised of "layers" at cost levels for years when inventory increases occurred. A LIFO decrement occurs when inventory decreases, depleting layers added in earlier, generally lower cost years. A LIFO decrement benefit represents the impact on operating profit of charging cost of goods sold with prior-year cost levels rather than current period costs.

13.
Machinery, Energy & Transportation (ME&T) - Represents the aggregate total of Construction Industries, Resource Industries, Energy & Transportation and All Other Segments and related corporate items and eliminations.

14.
Machinery, Energy & Transportation Other Operating (Income) Expenses - Comprised primarily of gains/losses on disposal of long-lived assets, gains/losses on divestitures and legal settlements and accruals. Restructuring costs classified as other operating expenses on the Results of Operations are presented separately on the Operating Profit Comparison.

15.	Pension and Other Postemployment Benefit (OPEB) - The company’s defined benefit pension and postretirement benefit plans.

16.
Period Costs - Includes period manufacturing costs, ME&T selling, general and administrative (SG&A) and research and development (R&D) expenses excluding the impact of currency and exit-related costs that are included in restructuring costs (see definition below). Period manufacturing costs support production but are defined as generally not having a direct relationship to short-term changes in volume. Examples include machinery and equipment repair, depreciation on manufacturing assets, facility support, procurement, factory scheduling, manufacturing planning and operations management. SG&A and R&D costs are not linked to the production of goods or services and include marketing, legal and finance services and the development of new and significant improvements in products or processes.

17.
Price Realization - The impact of net price changes excluding currency and new product introductions. Price realization includes geographic mix of sales, which is the impact of changes in the relative weighting of sales prices between geographic regions.

18.
Resource Industries - A segment primarily responsible for supporting customers using machinery in mining, quarry, waste and material handling applications. Responsibilities include business strategy, product design, product management and development, manufacturing, marketing and sales and product support. The product portfolio includes large track-type tractors, large mining trucks, hard rock vehicles, longwall miners, electric rope shovels, draglines, hydraulic shovels, track and rotary drills, highwall miners, large wheel loaders, off-highway trucks, articulated trucks, wheel tractor scrapers, wheel dozers, landfill compactors, soil compactors, material handlers, continuous miners, scoops and haulers, hardrock continuous mining systems, select work tools, machinery components, electronics and control systems and related parts. In addition to equipment, Resource Industries also develops and sells technology products and services to provide customers fleet management, equipment management analytics and autonomous machine capabilities. Resource Industries also manages areas that provide services to other parts of the company, including integrated manufacturing and research and development.

19.
Restructuring Costs - Primarily costs for employee separation, long-lived asset impairments and contract terminations. These costs are included in Other Operating (Income) Expenses. Restructuring costs also include other exit-related costs primarily for accelerated depreciation, inventory write-downs, equipment relocation and project management costs and also LIFO inventory decrement benefits from inventory liquidations at closed facilities (primarily included in Cost of goods sold).

20.
Sales Volume - With respect to sales and revenues, sales volume represents the impact of changes in the quantities sold for Machinery, Energy & Transportation as well as the incremental revenue impact of new product introductions, including emissions-related product updates. With respect to operating profit, sales volume represents the impact of changes in the quantities sold for Machinery, Energy & Transportation combined with product mix as well as the net operating profit impact of new product introductions, including emissions-related product updates. Product mix represents the net operating profit impact of changes in the relative weighting of Machinery, Energy & Transportation sales with respect to total sales. The impact of sales volume on segment profit includes inter-segment sales.

21.
Variable Manufacturing Costs - Represents volume-adjusted costs excluding the impact of currency and restructuring costs (see definition above). Variable manufacturing costs are defined as having a direct relationship with the volume of production. This includes material costs, direct labor and other costs that vary directly with production volume such as freight, power to operate machines and supplies that are consumed in the manufacturing process.

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NON-GAAP FINANCIAL MEASURES
The non-GAAP financial measures Caterpillar uses have no standardized meaning prescribed by U.S. GAAP and therefore are unlikely to be comparable to the calculation of similar measures for other companies. Management does not intend these items to be considered in isolation or substituted for the related GAAP measure.

Adjusted Profit per Share
Caterpillar believes it is important to separately quantify the profit impact of two special items in order for the company’s results to be meaningful to readers. These items consist of restructuring costs, which are incurred in the current year to generate longer-term benefits, and a gain on sale of an equity investment. Caterpillar does not consider these items indicative of earnings from ongoing business activities and believes the non-GAAP measure will provide useful perspective on underlying business results and trends, and a means to assess the company’s period-over-period results.
Reconciliations of adjusted profit per share to the most directly comparable GAAP measure, diluted profit per share, are as follows:

	Third Quarter		2017 Outlook
	2016	2017	Previous [1]	Current [2]
Profit per share	$0.48	$1.77	$3.50	$4.60
Per share restructuring costs [3]	$0.37	$0.18	$1.59	$1.74
Per share gain on sale of equity investment [4]	-	-	($0.09)	($0.09)
Adjusted profit per share	$0.85	$1.95	$5.00	$6.25

[1] 2017 sales and revenues outlook in a range of $42-$44 billion (as of July 25, 2017). Profit per share at midpoint.
[2] 2017 sales and revenues outlook of about $44 billion.
3 At estimated annual tax rate based on full-year outlook for per share restructuring costs at statutory tax rates. Third-quarter 2017 and current 2017 outlook at estimated annual rate of 20 percent. Previous 2017 outlook at estimated annual rate of 22 percent. 2017 outlook also includes $15 million increase to prior year taxes related to non-U.S. restructuring costs recognized in the first quarter of 2017. Third-quarter 2017 includes an unfavorable interim adjustment of $0.06 per share resulting from the difference in the estimated annual tax rate for consolidated reporting of 32 percent and the estimated annual tax rate for profit per share excluding restructuring costs, gain on sale of equity investment and discrete items of 29 percent.

4 At U.S. statutory tax rate of 35 percent.

Machinery, Energy & Transportation
Caterpillar defines Machinery, Energy & Transportation as it is presented in the supplemental data as Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis. Machinery, Energy & Transportation information relates to the design, manufacture and marketing of Caterpillar products. Financial Products’ information relates to the financing to customers and dealers for the purchase and lease of Caterpillar and other equipment. The nature of these businesses is different, especially with regard to the financial position and cash flow items. Caterpillar management utilizes this presentation internally to highlight these differences. The company also believes this presentation will assist readers in understanding Caterpillar’s business. Pages 17-25 reconcile Machinery, Energy & Transportation with Financial Products on the equity basis to Caterpillar Inc. consolidated financial information.
Caterpillar's latest financial results and outlook are also available via:
Telephone:    800-228-7717 (Inside the United States and Canada)
858-764-9492 (Outside the United States and Canada)
Internet:
http://www.caterpillar.com/en/investors.html
http://www.caterpillar.com/en/investors/quarterly-results.html (live broadcast/replays of quarterly conference call)
Caterpillar contact: Corrie Scott, 224-551-4133 (Office), 808-351-3865 (Mobile) or Scott_Corrie@cat.com

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Caterpillar Inc.
Condensed Consolidated Statement of Results of Operations
(Unaudited)
(Dollars in millions except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Sales and revenues:
Sales of Machinery, Energy & Transportation	$10,713	$8,463	$30,482	$26,888
Revenues of Financial Products	700	697	2,084	2,075
Total sales and revenues	11,413	9,160	32,566	28,963

Operating costs:
Cost of goods sold	7,633	6,527	22,160	20,768
Selling, general and administrative expenses	1,237	992	3,571	3,203
Research and development expenses	455	453	1,326	1,429
Interest expense of Financial Products	163	147	484	447
Other operating (income) expenses	348	560	1,780	1,356
Total operating costs	9,836	8,679	29,321	27,203

Operating profit	1,577	481	3,245	1,760

Interest expense excluding Financial Products	118	126	362	385
Other income (expense)	64	28	88	112

Consolidated profit before taxes	1,523	383	2,971	1,487

Provision (benefit) for income taxes	470	96	921	372
Profit of consolidated companies	1,053	287	2,050	1,115

Equity in profit (loss) of unconsolidated affiliated companies	8	(4)	8	(7)

Profit of consolidated and affiliated companies	1,061	283	2,058	1,108

Less: Profit (loss) attributable to noncontrolling interests	2	—	5	4

Profit [1]	$1,059	$283	$2,053	$1,104

Profit per common share	$1.79	$0.48	$3.48	$1.89
Profit per common share — diluted [2]	$1.77	$0.48	$3.44	$1.88

Weighted-average common shares outstanding (millions)
– Basic	592.9	584.7	590.3	583.8
– Diluted [2]	600.1	589.6	596.5	588.7

Cash dividends declared per common share	$—	$—	$1.55	$1.54

[1]	Profit attributable to common shareholders.
[2]	Diluted by assumed exercise of stock-based compensation awards using the treasury stock method.

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Caterpillar Inc.
Condensed Consolidated Statement of Financial Position
(Unaudited)
(Millions of dollars)

	September 30, 2017	December 31, 2016
Assets
Current assets:
Cash and short-term investments	$9,591	$7,168
Receivables – trade and other	6,691	5,981
Receivables – finance	8,984	8,522
Prepaid expenses and other current assets	1,707	1,682
Inventories	10,212	8,614
Total current assets	37,185	31,967
Property, plant and equipment – net	14,187	15,322
Long-term receivables – trade and other	969	1,029
Long-term receivables – finance	13,192	13,556
Noncurrent deferred and refundable income taxes	2,845	2,790
Intangible assets	2,175	2,349
Goodwill	6,196	6,020
Other assets	1,811	1,671
Total assets	$78,560	$74,704

Liabilities
Current liabilities:
Short-term borrowings:
Machinery, Energy & Transportation	$11	$209
Financial Products	5,459	7,094
Accounts payable	6,113	4,614
Accrued expenses	3,114	3,003
Accrued wages, salaries and employee benefits	2,333	1,296
Customer advances	1,510	1,167
Dividends payable	—	452
Other current liabilities	1,744	1,635
Long-term debt due within one year:
Machinery, Energy & Transportation	5	507
Financial Products	5,614	6,155
Total current liabilities	25,903	26,132
Long-term debt due after one year:
Machinery, Energy & Transportation	8,820	8,436
Financial Products	16,015	14,382
Liability for postemployment benefits	8,973	9,357
Other liabilities	3,152	3,184
Total liabilities	62,863	61,491

Shareholders’ equity
Common stock	5,460	5,277
Treasury stock	(17,130)	(17,478)
Profit employed in the business	28,530	27,377
Accumulated other comprehensive income (loss)	(1,233)	(2,039)
Noncontrolling interests	70	76
Total shareholders’ equity	15,697	13,213
Total liabilities and shareholders’ equity	$78,560	$74,704

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Caterpillar Inc.
Condensed Consolidated Statement of Cash Flow
(Unaudited)
(Millions of dollars)

	Nine Months Ended September 30,
	2017	2016
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$2,058	$1,108
Adjustments for non-cash items:
Depreciation and amortization	2,153	2,255
Other	592	640
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables – trade and other	(455)	1,128
Inventories	(1,489)	331
Accounts payable	1,371	(163)
Accrued expenses	121	(153)
Accrued wages, salaries and employee benefits	962	(727)
Customer advances	310	(24)
Other assets – net	(137)	(141)
Other liabilities – net	(325)	(279)
Net cash provided by (used for) operating activities	5,161	3,975
Cash flow from investing activities:
Capital expenditures – excluding equipment leased to others	(566)	(807)
Expenditures for equipment leased to others	(1,071)	(1,393)
Proceeds from disposals of leased assets and property, plant and equipment	864	572
Additions to finance receivables	(8,246)	(6,911)
Collections of finance receivables	8,532	6,968
Proceeds from sale of finance receivables	98	55
Investments and acquisitions (net of cash acquired)	(47)	(72)
Proceeds from sale of businesses and investments (net of cash sold)	93	—
Proceeds from sale of securities	431	304
Investments in securities	(594)	(339)
Other – net	38	5
Net cash provided by (used for) investing activities	(468)	(1,618)
Cash flow from financing activities:
Dividends paid	(1,367)	(1,348)
Distribution to noncontrolling interests	(7)	(8)
Common stock issued, including treasury shares reissued	353	(54)
Proceeds from debt issued (original maturities greater than three months)	7,334	4,430
Payments on debt (original maturities greater than three months)	(6,220)	(5,602)
Short-term borrowings – net (original maturities three months or less)	(2,403)	(111)
Net cash provided by (used for) financing activities	(2,310)	(2,693)
Effect of exchange rate changes on cash	40	(11)
Increase (decrease) in cash and short-term investments	2,423	(347)
Cash and short-term investments at beginning of period	7,168	6,460
Cash and short-term investments at end of period	$9,591	$6,113

All short-term investments, which consist primarily of highly liquid investments with original maturities of three months or less, are considered to be cash equivalents.

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Caterpillar Inc.
Supplemental Data for Results of Operations
For the Three Months Ended September 30, 2017
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery, Energy & Transportation	$10,713	$10,713	$—	$—
Revenues of Financial Products	700	—	793	(93)	[2]
Total sales and revenues	11,413	10,713	793	(93)

Operating costs:
Cost of goods sold	7,633	7,633	—	—
Selling, general and administrative expenses	1,237	1,067	173	(3)	[3]
Research and development expenses	455	455	—	—
Interest expense of Financial Products	163	—	169	(6)	[4]
Other operating (income) expenses	348	51	303	(6)	[3]
Total operating costs	9,836	9,206	645	(15)

Operating profit	1,577	1,507	148	(78)

Interest expense excluding Financial Products	118	143	—	(25)	[4]
Other income (expense)	64	(22)	33	53	[5]

Consolidated profit before taxes	1,523	1,342	181	—

Provision (benefit) for income taxes	470	413	57	—
Profit of consolidated companies	1,053	929	124	—

Equity in profit (loss) of unconsolidated affiliated companies	8	8	—	—
Equity in profit of Financial Products’ subsidiaries	—	122	—	(122)	[6]

Profit of consolidated and affiliated companies	1,061	1,059	124	(122)

Less: Profit (loss) attributable to noncontrolling interests	2	—	2	—

Profit [7]	$1,059	$1,059	$122	$(122)

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ revenues earned from Machinery, Energy & Transportation.
[3]	Elimination of net expenses recorded by Machinery, Energy & Transportation paid to Financial Products.
[4]	Elimination of interest expense recorded between Financial Products and Machinery, Energy & Transportation.
[5]
Elimination of discount recorded by Machinery, Energy & Transportation on receivables sold to Financial Products and of interest earned between Machinery, Energy & Transportation and Financial Products.

[6]	Elimination of Financial Products’ profit due to equity method of accounting.
[7]	Profit attributable to common shareholders.

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Caterpillar Inc.
Supplemental Data for Results of Operations
For the Three Months Ended September 30, 2016
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery, Energy & Transportation	$8,463	$8,463	$—	$—
Revenues of Financial Products	697	—	768	(71)	[2]
Total sales and revenues	9,160	8,463	768	(71)

Operating costs:
Cost of goods sold	6,527	6,528	—	(1)	[3]
Selling, general and administrative expenses	992	858	138	(4)	[3]
Research and development expenses	453	453	—	—
Interest expense of Financial Products	147	—	151	(4)	[4]
Other operating (income) expenses	560	258	308	(6)	[3]
Total operating costs	8,679	8,097	597	(15)

Operating profit	481	366	171	(56)

Interest expense excluding Financial Products	126	139	—	(13)	[4]
Other income (expense)	28	(25)	10	43	[5]

Consolidated profit before taxes	383	202	181	—

Provision (benefit) for income taxes	96	36	60	—
Profit of consolidated companies	287	166	121	—

Equity in profit (loss) of unconsolidated affiliated companies	(4)	(4)	—	—
Equity in profit of Financial Products’ subsidiaries	—	120	—	(120)	[6]

Profit of consolidated and affiliated companies	283	282	121	(120)

Less: Profit (loss) attributable to noncontrolling interests	—	(1)	1	—

Profit [7]	$283	$283	$120	$(120)

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ revenues earned from Machinery, Energy & Transportation.
[3]	Elimination of net expenses recorded by Machinery, Energy & Transportation paid to Financial Products.
[4]	Elimination of interest expense recorded between Financial Products and Machinery, Energy & Transportation.
[5]
Elimination of discount recorded by Machinery, Energy & Transportation on receivables sold to Financial Products and of interest earned between Machinery, Energy & Transportation and Financial Products.

[6]	Elimination of Financial Products’ profit due to equity method of accounting.
[7]	Profit attributable to common shareholders.

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Caterpillar Inc.
Supplemental Data for Results of Operations
For the Nine Months Ended September 30, 2017
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery, Energy & Transportation	$30,482	$30,482	$—	$—
Revenues of Financial Products	2,084	—	2,363	(279)	[2]
Total sales and revenues	32,566	30,482	2,363	(279)

Operating costs:
Cost of goods sold	22,160	22,160	—	—
Selling, general and administrative expenses	3,571	3,145	438	(12)	[3]
Research and development expenses	1,326	1,326	—	—
Interest expense of Financial Products	484	—	499	(15)	[4]
Other operating (income) expenses	1,780	890	906	(16)	[3]
Total operating costs	29,321	27,521	1,843	(43)

Operating profit	3,245	2,961	520	(236)

Interest expense excluding Financial Products	362	433	—	(71)	[4]
Other income (expense)	88	(110)	33	165	[5]

Consolidated profit before taxes	2,971	2,418	553	—

Provision (benefit) for income taxes	921	750	171	—
Profit of consolidated companies	2,050	1,668	382	—

Equity in profit (loss) of unconsolidated affiliated companies	8	8	—	—
Equity in profit of Financial Products’ subsidiaries	—	377	—	(377)	[6]

Profit of consolidated and affiliated companies	2,058	2,053	382	(377)

Less: Profit (loss) attributable to noncontrolling interests	5	—	5	—

Profit [7]	$2,053	$2,053	$377	$(377)

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ revenues earned from Machinery, Energy & Transportation.
[3]	Elimination of net expenses recorded by Machinery, Energy & Transportation paid to Financial Products.
[4]	Elimination of interest expense recorded between Financial Products and Machinery, Energy & Transportation.
[5]
Elimination of discount recorded by Machinery, Energy & Transportation on receivables sold to Financial Products and of interest earned between Machinery, Energy & Transportation and Financial Products.

[6]	Elimination of Financial Products’ profit due to equity method of accounting.
[7]	Profit attributable to common shareholders.

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Caterpillar Inc.
Supplemental Data for Results of Operations
For the Nine Months Ended September 30, 2016
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery, Energy & Transportation	$26,888	$26,888	$—	$—
Revenues of Financial Products	2,075	—	2,305	(230)	[2]
Total sales and revenues	28,963	26,888	2,305	(230)

Operating costs:
Cost of goods sold	20,768	20,769	—	(1)	[3]
Selling, general and administrative expenses	3,203	2,794	424	(15)	[3]
Research and development expenses	1,429	1,429	—	—
Interest expense of Financial Products	447	—	458	(11)	[4]
Other operating (income) expenses	1,356	462	914	(20)	[3]
Total operating costs	27,203	25,454	1,796	(47)

Operating profit	1,760	1,434	509	(183)

Interest expense excluding Financial Products	385	422	—	(37)	[4]
Other income (expense)	112	(72)	38	146	[5]

Consolidated profit before taxes	1,487	940	547	—

Provision (benefit) for income taxes	372	198	174	—
Profit of consolidated companies	1,115	742	373	—

Equity in profit (loss) of unconsolidated affiliated companies	(7)	(7)	—	—
Equity in profit of Financial Products’ subsidiaries	—	369	—	(369)	[6]

Profit of consolidated and affiliated companies	1,108	1,104	373	(369)

Less: Profit (loss) attributable to noncontrolling interests	4	—	4	—

Profit [7]	$1,104	$1,104	$369	$(369)

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ revenues earned from Machinery, Energy & Transportation.
[3]	Elimination of net expenses recorded by Machinery, Energy & Transportation paid to Financial Products.
[4]	Elimination of interest expense recorded between Financial Products and Machinery, Energy & Transportation.
[5]
Elimination of discount recorded by Machinery, Energy & Transportation on receivables sold to Financial Products and of interest earned between Machinery, Energy & Transportation and Financial Products.

[6]	Elimination of Financial Products’ profit due to equity method of accounting.
[7]	Profit attributable to common shareholders.

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Caterpillar Inc.
Supplemental Data for Cash Flow
For the Nine Months Ended September 30, 2017
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$2,058	$2,053	$382	$(377)	[2]
Adjustments for non-cash items:
Depreciation and amortization	2,153	1,507	646	—
Undistributed profit of Financial Products	—	(377)	—	377	[3]
Other	592	524	(111)	179	[4]
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables - trade and other	(455)	(324)	62	(193)	[4,5]
Inventories	(1,489)	(1,487)	—	(2)	[4]
Accounts payable	1,371	1,412	(33)	(8)	[4]
Accrued expenses	121	118	3	—
Accrued wages, salaries and employee benefits	962	943	19	—
Customer advances	310	310	—	—
Other assets – net	(137)	18	(54)	(101)	[4]
Other liabilities – net	(325)	(533)	107	101	[4]
Net cash provided by (used for) operating activities	5,161	4,164	1,021	(24)
Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(566)	(561)	(6)	1	[4]
Expenditures for equipment leased to others	(1,071)	(13)	(1,074)	16	[4]
Proceeds from disposals of leased assets and property, plant and equipment	864	142	733	(11)	[4]
Additions to finance receivables	(8,246)	—	(9,765)	1,519	[5]
Collections of finance receivables	8,532	—	10,194	(1,662)	[5]
Net intercompany purchased receivables	—	—	(161)	161	[5]
Proceeds from sale of finance receivables	98	—	98	—
Net intercompany borrowings	—	165	(1,000)	835	[6]
Investments and acquisitions (net of cash acquired)	(47)	(47)	—	—
Proceeds from sale of businesses and investments (net of cash sold)	93	93	—	—
Proceeds from sale of securities	431	36	395	—
Investments in securities	(594)	(165)	(429)	—
Other – net	38	17	21	—
Net cash provided by (used for) investing activities	(468)	(333)	(994)	859
Cash flow from financing activities:
Dividends paid	(1,367)	(1,367)	—	—
Distribution to noncontrolling interests	(7)	(7)	—	—
Common stock issued, including treasury shares reissued	353	353	—	—
Net intercompany borrowings	—	1,000	(165)	(835)	[6]
Proceeds from debt issued (original maturities greater than three months)	7,334	362	6,972	—
Payments on debt (original maturities greater than three months)	(6,220)	(506)	(5,714)	—
Short-term borrowings – net (original maturities three months or less)	(2,403)	(196)	(2,207)	—
Net cash provided by (used for) financing activities	(2,310)	(361)	(1,114)	(835)
Effect of exchange rate changes on cash	40	9	31	—
Increase (decrease) in cash and short-term investments	2,423	3,479	(1,056)	—
Cash and short-term investments at beginning of period	7,168	5,257	1,911	—
Cash and short-term investments at end of period	$9,591	$8,736	$855	$—

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ profit after tax due to equity method of accounting.
[3]	Elimination of non-cash adjustment for the undistributed earnings from Financial Products.
[4]	Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
[5]	Reclassification of Financial Products’ cash flow activity from investing to operating for receivables that arose from the sale of inventory.
[6]	Elimination of net proceeds and payments to/from Machinery, Energy & Transportation and Financial Products.

(more)

Caterpillar Inc.
Supplemental Data for Cash Flow
For the Nine Months Ended September 30, 2016
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$1,108	$1,104	$373	$(369)	[2]
Adjustments for non-cash items:
Depreciation and amortization	2,255	1,591	664	—
Undistributed profit of Financial Products	—	(362)	—	362	[3]
Other	640	503	(11)	148	[4]
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables - trade and other	1,128	252	42	834	[4,5]
Inventories	331	335	—	(4)	[4]
Accounts payable	(163)	(130)	16	(49)	[4]
Accrued expenses	(153)	(93)	(60)	—
Accrued wages, salaries and employee benefits	(727)	(713)	(14)	—
Customer advances	(24)	(24)	—	—
Other assets – net	(141)	(278)	102	35	[4]
Other liabilities – net	(279)	(390)	146	(35)	[4]
Net cash provided by (used for) operating activities	3,975	1,795	1,258	922
Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(807)	(802)	(6)	1	[4]
Expenditures for equipment leased to others	(1,393)	(56)	(1,377)	40	[4]
Proceeds from disposals of leased assets and property, plant and equipment	572	89	510	(27)	[4]
Additions to finance receivables	(6,911)	—	(8,888)	1,977	[5]
Collections of finance receivables	6,968	—	9,308	(2,340)	[5]
Net intercompany purchased receivables	—	—	580	(580)	[5]
Proceeds from sale of finance receivables	55	—	55	—
Net intercompany borrowings	—	(716)	(999)	1,715	[6]
Investments and acquisitions (net of cash acquired)	(72)	(72)	—	—
Proceeds from sale of securities	304	25	279	—
Investments in securities	(339)	(22)	(317)	—
Other – net	5	15	(17)	7	[8]
Net cash provided by (used for) investing activities	(1,618)	(1,539)	(872)	793
Cash flow from financing activities:
Dividends paid	(1,348)	(1,348)	(7)	7	[7]
Distribution to noncontrolling interests	(8)	(8)	—	—
Common stock issued, including treasury shares reissued	(54)	(54)	7	(7)	[8]
Net intercompany borrowings	—	999	716	(1,715)	[6]
Proceeds from debt issued (original maturities greater than three months)	4,430	6	4,424	—
Payments on debt (original maturities greater than three months)	(5,602)	(525)	(5,077)	—
Short-term borrowings – net (original maturities three months or less)	(111)	254	(365)	—
Net cash provided by (used for) financing activities	(2,693)	(676)	(302)	(1,715)
Effect of exchange rate changes on cash	(11)	(26)	15	—
Increase (decrease) in cash and short-term investments	(347)	(446)	99	—
Cash and short-term investments at beginning of period	6,460	5,340	1,120	—
Cash and short-term investments at end of period	$6,113	$4,894	$1,219	$—

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ profit after tax due to equity method of accounting.
[3]	Elimination of non-cash adjustment for the undistributed earnings from Financial Products.
[4]	Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
[5]	Reclassification of Financial Products’ cash flow activity from investing to operating for receivables that arose from the sale of inventory.
[6]	Elimination of net proceeds and payments to/from Machinery, Energy & Transportation and Financial Products.
[7]	Elimination of dividend from Financial Products to Machinery, Energy & Transportation.
[8]	Elimination of change in investment and common stock related to Financial Products.